Consent of Independent Auditors


The Board of Directors
The Netplex Group, Inc.:

We consent to incorporation by reference in the Registration Statements Nos. 33-16423 and 33-19115 on Forms S-3 and S-8, respectively, of The Netplex Group, Inc. of our report dated March 21, 1997, relating to the consolidated balance sheets of The Netplex Group, Inc. and Subsidiaries as of December 31, 1996, and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, which report appears in the December 31, 1996, annual report on Form 10-KSB of The Netplex Group, Inc. and Subsidiaries.




                                                /s/ KPMG Peat Marwick LLP
                                                -------------------------
                                                    KPMG Peat Marwick LLP
McLean, Virginia
March 28, 1997